Exhibit 99.1

Financial Report

April – June 2022

Stockholm, Sweden, July 22, 2022
(NYSE: ALV and SSE: ALIV.sdb)

Q2 2022: Progress in customer price discussions

Financial highlights Q2 2022

$2,081m net sales

2.9% net sales increase

8.0% organic sales increase*

6.0% operating margin

6.0% adjusted operating margin*

$0.91 EPS - a decrease of 24%

$0.90 adjusted EPS* - a decrease of 25%

Full year 2022 indications Around 13%-16% organic sales growth Around 5% negative FX effect on net sales Around 6.0%-7.0% adjusted operating margin Around $750-850 million operating cash flow

Key business developments in the second quarter of 2022

•

Sales increased organically* by 8%, which was around 7pp better than global LVP which increased by around 1% (IHS Markit July 2022). The outperformance was mainly due to price increases and new product launches.

•

Stronger than expected performance in June driven by price increases, LVP recovery and a patent litigation settlement led to a better-than-expected operating profit for the quarter. However, profitability declined due to higher raw material costs, currency movements, low and volatile LVP and lockdowns in China. Operating margin and adjusted operating margin* declined by 2.2pp. Commercial recoveries relating to periods prior to second quarter 2022 and the patent litigation settlement combined amounted to around $50 million in the quarter. Return on capital employed was 13.1% and adjusted return on capital employed* was 13.3%.

•

Negative Q2 operating cash flow, expected to recover in the second half. Operating cash flow was negative $51 million and free cash flow* was negative $190 million impacted by adverse effects from working capital. Net debt* increased and EBITDA declined vs. a year earlier, leading to a leverage ratio of 1.7x. A dividend of $0.64 per share was paid and 0.30 million shares were repurchased in the quarter.

*For non-U.S. GAAP measures see enclosed reconciliation tables. All change figures in this release compares to the same period of previous year except when stated otherwise.

Key Figures

(Dollars in millions, except per share data)	Q2 2022	Q2 2021	Change	6 M 2022	6 M 2021	Change
Net sales	$2,081	$2,022	2.9%	$4,206	$4,265	(1.4)%
Operating income	124	164	(25)%	258	401	(36)%
Adjusted operating income1)	124	166	(25)%	192	403	(52)%
Operating margin	6.0%	8.1%	(2.2)pp	6.1%	9.4%	(3.3)pp
Adjusted operating margin1)	6.0%	8.2%	(2.2)pp	4.6%	9.4%	(4.9)pp
Earnings per share2, 3)	0.91	1.19	(24)%	1.85	2.98	(38)%
Adjusted earnings per share1, 2, 3)	0.90	1.20	(25)%	1.36	2.99	(55)%
Operating cash flow	$(51)	$63	n/a	19	249	(92)%
Return on capital employed4)	13.1%	17.7%	(4.6)pp	13.8%	21.8%	(8.0)pp
Adjusted return on capital employed 1,5)	13.3%	17.8%	(4.6)pp	10.4%	21.9%	(11.5)pp

1) Excluding costs for capacity alignment. Non-U.S. GAAP measure. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Annualized operating income and income from equity method investments, relative to average capital employed. 5) Annualized operating income and income from equity method investments, relative to average capital employed. Non-U.S. GAAP measure, see reconciliation table.

Comments from Mikael Bratt, President & CEO

Discussions continue where we aim for prices that reflect changes in the cost environment and a contract structure that is flexible and allows for broader and faster adjustments to future changes in the business environment.

Recent developments in supply chains, customer production plans, raw material prices and our cost recovery discussions are encouraging, and we believe we are well prepared for an improved market development. However, we are also making

We managed good execution in a challenging environment in the second quarter, leading to better-than-expected results. A strong performance in June, with some LVP recovery and progress in the customer price discussions, including some retroactive compensations, means we are reporting a second quarter adjusted operating margin that is better than in the first quarter. Supply chains remained distressed in the quarter, aggravated by lockdowns in China. Raw material cost increases, currency movements and a lower-than-expected and volatile LVP were also major challenges in the quarter. Cash flow was negative in the quarter, mainly due to volatility and timing effects on working capital. We expect to recover most of these effects in the second half of the year.

In a quarter where we saw continued low and volatile LVP, Autoliv managed to outperform global LVP significantly, despite negative regional mix effects.

It is encouraging that we are making progress in compensation from our customers in the form of sustainable price increases.

sure we are agile and prepared for a more adverse market development should that be necessary. Therefore we continue to step up our cost control measures. Cost reductions and footprint initiatives are on plan and include capacity alignments and footprint optimizations.

We are adjusting our full year 2022 indication to a narrower range, reflecting our actions and the shorter time span remaining of the year. Although leverage ratio currently is above our target range, we remain committed to our share repurchase ambitions over time. We remain confident in our medium-term adjusted operating margin target of 12%, based on the framework we outlined at our CMD in 2021.

Full year 2022 indications

Our outlook indications for 2022 reflect continuing uncertainty in the automotive markets and are mainly based on our customer call-offs and global LVP outlook of a full year 2022 global LVP growth of 2-5% and that we achieve our targeted cost compensation effects along with some market stabilization.

	Full Year Indication		Full Year Indication
Organic sales growth	Around 13-16%	Tax rate2)	Around 30%
FX impact on net sales	Around 5% negative	Operating cash flow3)	Around $750-850 million
Adjusted operating margin1)	Around 6.0%-7.0%	Capex, net, of sales	Around 5.5%

1) Excluding costs for capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual tax items. 3) Excluding unusual items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

An earnings conference call will be held at 2:00 p.m. CET today, July 22, 2022. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Business update relating to COVID-19, the war in Ukraine and other market conditions

COVID-19

The COVID-19 pandemic continued to impact our business in the second quarter of 2022 through limited LVP by our customers caused by global semiconductor shortage and other industry supply chain disruptions. Second quarter of 2022 saw global LVP growth year over year by around 1% (according to IHS Markit July 2022). Supply chain disruptions that led to low customer demand visibility and material changes to customer call-offs with short notice negatively impacted our production efficiency and profitability in the quarter. Rising raw material costs amounted to almost 6pp in operating margin headwind in the second quarter, of which a large part was offset by commercial customer recoveries, including retroactive compensations.

Direct COVID-19 related costs, such as personal protective equipment, quarantine costs and similar items, were around $8 million in the second quarter of 2022. Governmental support in connection with furloughing, short-term work weeks, and other similar activities was around $0.5 million in the quarter.

Pandemic related lockdowns in China in April resulted in significant loss of production and adversely impacted sales and profitability. June was not impacted by lockdowns.

We expect the current industry-wide semiconductor supply shortage to be a limiting factor for the global LVP recovery in 2022. We also expect that the current price environment could lead to raw material costs of up to 5.5pp in operating margin headwind for the full year of 2022, with similar year over year impact in all quarters. We are currently in discussions with our customers regarding price increases, and we believe product price increases should gradually offset the cost inflation. We achieved significant price increases in the second quarter and expect further positive results in the second half year of 2022.

In response to the increased challenging market conditions, we continue with strict cost control measures, a hiring freeze and accelerated cost savings and footprint activities. The situation is monitored closely, and further actions are being evaluated.

The war in Ukraine

The direct impact of the war in Ukraine on our business has been relatively limited. In 2021, sales in Russia were less than 1.0% of total sales. Autoliv has one facility with less than 200 employees in Russia. Autoliv net assets in Russia, mainly USD cash items, amount to around $14 million. Autoliv has no operations in Ukraine. We have identified four sub-suppliers in Ukraine and we are supporting our suppliers in relocating that sourcing. Autoliv has been able to fulfill its delivery commitments to its customers. The war initially impacted European LVP negatively due to component shortages. The actions undertaken by the impacted suppliers to relocate sourcing are either activated or could be immediately activated in emergency cases. The shortage situation has improved and is not currently materially impacting LVP.

This report includes content supplied by IHS Markit Automotive; Copyright © Light Vehicle Production Forecast, July, 2022. All rights reserved.

Key Performance Trends

Net Sales Development by region	Operating and adjusted operating income and margins

10
9
8
7
6
5
4
3
2
1
0
USD Bn
China
Americas
Europe
Asia
Autoliv
FY'18
FY'19
FY'20
FY'21
LTM Q2'22

1,200
1,000
800
600
400
200
0
USD M
12%
10%
8%
6%
4%
2%
0%
Of sales
FY'18
FY'19
FY'20
FY'21
LTM Q2'22
Operating income
Adj. operating income*
Operating margin
Adj. operating margin*

Capex and D&A	Operating and adjusted operating Cash Flow

500
450
400
350
300
250
200
150
USD M
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'18
FY'19
FY'20
FY'21
LTM Q2'22
Capex, net
Capex, net % of sales
D&A % of sales

900
800
700
600
500
400
300
200
100
0
USD M
FY'18
FY'19
FY'20
FY'21
LTM Q2'22
Operating Cash Flow
Operating Cash Flow excl. EC antitrust payment*

Return on Capital Employed	Cash Conversion*

25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
FY'18
FY'19
FY'20
FY'21
LTM Q2'22
Return on Capital Employed

280%
240%
200%
160%
120%
80%
40%
0%
FY'18
FY'19
FY'20
FY'21
LTM Q2'22
Cash Conversion*

Key definitions   ---------------------------------------------------------------------------------------------------------

Capex: Capital Expenditure, net.

D&A: Depreciation and Amortization.

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and separation of our business segments in 2018. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Operating cash flow excluding EC antitrust payment*: Management estimate for Continuing Operations derived from cash flow including Discontinued Operations 2018. Adjusted for EC antitrust payment of $203 million in 2019.

Cash conversion*: Free cash flow* in relation to net income adjusted for EC antitrust accrual in 2018 and payment in 2019. Free cash flow defined as operating cash flow less capital expenditure, net.

Consolidated sales development

Second quarter 2022

Consolidated sales		Second quarter		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2022	2021
Airbags, Steering Wheels and Other2)		$1,336	$1,310	2.0%	(4.9)%	6.8%
Seatbelt Products2)		746	712	4.7%	(5.5)%	10%
Total		$2,081	$2,022	2.9%	(5.1)%	8.0%

Asia		$732	$794	(7.8)%	(6.1)%	(1.7)%
Whereof:	China	363	399	(9.2)%	(2.3)%	(6.9)%
	Japan	142	175	(19)%	(13)%	(5.3)%
	RoA	227	219	3.3%	(7.2)%	11%
Americas		738	621	19%	0.3%	19%
Europe		611	608	0.6%	(9.3)%	9.9%
Total		$2,081	$2,022	2.9%	(5.1)%	8.0%
1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by product – Airbags, Steering Wheels and Other

All major product categories increased organically* in the quarter. The largest contributor to the increase was steering wheels and inflatable curtains, followed by passenger airbags and side airbags.

Sales by product - Seatbelts The main contributor to Seatbelt products organic growth* was Europe and Americas, partly offset by a small decline in China.
Sales by region

Our global organic sales* increased by 8% compared to the global LVP increase of around 1% (according to IHS Markit July 2022). The 7pp outperformance was driven by price increases and new product launches, partly offset by negative geographical mix effects. Autoliv outperformed LVP by around 15pp in Europe, by around 10pp in Japan and by around 8pp in Americas. We underperformed by around 4pp in China reflecting that lower-end vehicles production grew while higher-end vehicle production declined. We underperformed by around 3pp in Rest of Asia.

Q2 2022 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	19%	10%	(6.9)%	(5.3)%	11%	8.0%
Main growth drivers	Ford, Stellantis	Stellantis, Ford, VW	Toyota, Mercedes	Subaru, Nissan	Tata, Suzuki	Ford, Stellantis
Main decline drivers	Honda	Volvo, Mitsubishi	Honda, Great Wall, GM	Toyota, Mazda, Honda	Nissan, Mitsubishi	Honda, Great Wall, Volvo

Light vehicle production development

Change vs same period last year according to IHS Markit

Q2 2022	Americas	Europe	China	Japan	Rest of Asia	Global
LVP (Jul 2022)	11%	(5.0)%	(3.1)%	(15)%	14%	0.6%
LVP (Apr 2022)	12%	(3.9)%	(4.0)%	4.0%	7.5%	2.2%

Consolidated sales development

First six months 2022

Consolidated sales		First 6 months		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2022	2021
Airbags, Steering Wheels and Other2)		$2,716	$2,773	(2.1)%	(4.4)%	2.4%
Seatbelt Products2)		1,489	1,491	(0.2)%	(5.0)%	4.8%
Total		$4,206	$4,265	(1.4)%	(4.6)%	3.2%

Asia		$1,589	$1,671	(4.9)%	(4.8)%	(0.1)%
Whereof:	China	810	814	(0.5)%	0.0%	(0.4)%
	Japan	320	386	(17)%	(12)%	(5.1)%
	RoA	459	471	(2.7)%	(7.4)%	4.7%
Americas		1,431	1,307	9.4%	0.2%	9.2%
Europe		1,186	1,287	(7.8)%	(9.3)%	1.5%
Total		$4,206	$4,265	(1.4)%	(4.6)%	3.2%
1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by product – Airbags, Steering Wheels and Other The largest contributor to the organic growth* was steering wheels, followed by inflatable curtains and front center airbags.	Sales by product - Seatbelts The main contributor to Seatbelt products organic growth* was Americas followed by Rest of Asia and Europe, partly offset by a decline in China.
Sales by region
Our global organic sales* increased by around 3% compared to the LVP decline of around 1% (according to IHS Markit July 2022). The 4.4pp outperformance was driven by new product	launches and price increases. Autoliv outperformed LVP by around 14pp in Europe, by around 9pp in Japan, and by around 5pp in Americas. We underperformed by around 3pp in China and Rest of Asia.

6M 2022 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	9.2%	1.5%	(0.4)%	(5.1)%	4.7%	3.2%
Main growth drivers	Ford, Stellantis	Stellantis, Toyota, Ford	Toyota, Mercedes	Mitsubishi, Honda, Subaru	Tata, Honda, Suzuki	Stellantis, Ford
Main decline drivers	Honda, Nissan	Volvo, BMW	Great Wall, GM, VW	Toyota, Nissan, Mazda	Hyundai/Kia, Nissan, Mitsubishi	Nissan, Great Wall, Honda

Light vehicle production development

Change vs same period last year according to IHS Markit

First six months 2022	Americas	Europe	China	Japan	Rest of Asia	Global
LVP (Jul 2022)	3.8%	(12)%	3.0%	(14)%	8.0%	(1.2)%
LVP (Jan 2022)	9.2%	3.3%	4.5%	2.2%	0.2%	4.2%

Key launches in the second quarter 2022

    Financial development

    Selected income statement items

Condensed income statement	Second quarter			First 6 months
(Dollars in millions, except per share data)	2022	2021	Change	2022	2021	Change
Net sales	$2,081	$2,022	2.9%	$4,206	$4,265	(1.4)%
Cost of sales	(1,755)	(1,638)	7.2%	(3,591)	(3,422)	4.9%
Gross profit	$326	$384	(15)%	$614	$843	(27)%
S,G&A	(112)	(111)	0.9%	(227)	(219)	4.0%
R,D&E, net	(112)	(107)	5.0%	(219)	(213)	2.7%
Amortization of intangibles	(0)	(3)	(85)%	(2)	(5)	(65)%
Other income (expense), net	22	0	n/a	92	(4)	n/a
Operating income	$124	$164	(25)%	$258	$401	(36)%
Adjusted operating income1)	$124	$166	(25)%	$192	$403	(52)%
Financial and non-operating items, net	(7)	(12)	(43)%	(22)	(32)	(31)%
Income before taxes	$117	$152	(23)%	$237	$370	(36)%
Income taxes	(38)	(48)	(21)%	(74)	(108)	(31)%
Net income	$79	$105	(24)%	$163	$262	(38)%
Earnings per share2, 3)	0.91	1.19	(24)%	1.85	2.98	(38)%
Adjusted earnings per share1, 2, 3)	$0.90	$1.20	(25)%	$1.36	$2.99	(55)%

Gross margin	15.7%	19.0%	(3.3)pp	14.6%	19.8%	(5.2)pp
S,G&A, in relation to sales	(5.4)%	(5.5)%	0.1pp	(5.4)%	(5.1)%	(0.3)pp
R,D&E, net in relation to sales	(5.4)%	(5.3)%	(0.1)pp	(5.2)%	(5.0)%	(0.2)pp
Operating margin	6.0%	8.1%	(2.2)pp	6.1%	9.4%	(3.3)pp
Adjusted operating margin1)	6.0%	8.2%	(2.2)pp	4.6%	9.4%	(4.9)pp
Tax Rate	32.2%	31.3%	0.9pp	31.3%	29.2%	2.1pp

Other data
No. of shares at period-end in millions4)	87.1	87.5	(0.4)%	87.1	87.5	(0.4)%
Weighted average no. of shares in millions4)	87.2	87.4	(0.3)%	87.2	87.4	(0.2)%
Weighted average no. of shares in millions, diluted5)	87.3	87.7	(0.4)%	87.4	87.7	(0.2)%

1) Non-U.S. GAAP measure, excluding costs for capacity alignment. See reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Excluding dilution and net of treasury shares. 5) Net of treasury shares.

Second quarter 2022 development

Gross profit decreased by $58 million, and the gross margin decreased by 3.3pp compared to the same quarter 2021. The gross margin decrease was primarily driven by adverse effects from higher raw material costs, partly offset by price increases.

S,G&A costs were close to unchanged compared to the prior year, as increased IT expenses were offset by positive FX translation effects.

R,D&E, net costs increased by around $5 million compared to the prior year, mainly due to lower engineering income. R,D&E, net, in relation to sales was close to unchanged at 5.4%.

Other income (expense), net improved by around $22 million compared to the prior year, mainly due to a patent litigation settlement.

Operating income decreased by $40 million compared to the same period in 2021, mainly as a consequence of the lower gross profit, partly offset by the improved Other income (expense).

Adjusted operating income* decreased by $42 million vs. the prior year, mainly due to lower gross profit, partly offset by the improved Other income (expense).

Financial and non-operating items, net, improved by $5 million, mainly due to lower interest expenses and non-operating items, net.

Income before taxes decreased by $35 million compared to the prior year, mainly due to the lower operating income partly offset by improved financial and non-operating items, net.

Tax rate was 32.2%, compared to 31.3% in the same period last year, mainly due to unfavorable country mix. In addition, discrete tax items, net, increased the tax rate this quarter by 1.5%. Discrete tax items were not material last year.

Earnings per share, diluted decreased by $0.28 compared to a year earlier, where the main drivers were $0.33 from lower adjusted operating income* partly mitigated by $0.04 from financial items.

First six months 2022 development

Gross profit decreased by $228 million and the gross margin decreased by 5.2pp compared to the same period 2021. The gross margin decrease was primarily driven by adverse effects from higher raw material costs and higher costs for premium freight, partly offset by price increases.

S,G&A costs increased by $9 million compared to the prior year, mainly relating to investments in personnel and IT and improvement projects partly offset by positive FX translation effects.

R,D&E, net costs increased by $6 million, mainly due to lower engineering income. R,D&E, net, in relation to sales was close to unchanged at 5.2%.

Other income (expense), net improved by $96 million compared to the prior year, mainly due to around $80 million gain from the sale of a property in Japan and around $20 million from a patent litigation settlement partly offset by around $10 million in capacity alignment provision for the closure of a plant in South Korea.

Operating income decreased by $143 million compared to the same period in 2021, mainly as a consequence of the lower gross profit, partly offset by the improved Other income (expense).

Adjusted operating income* decreased by $211 million vs. the prior year, mainly due to lower gross profit.

Financial and non-operating items, net, improved by $10 million, mainly due to lower interest expenses and non-operating items, net.

Income before taxes decreased by $133 million compared to the prior year, mainly due to the lower operating income partly offset by improved financial and non-operating items, net.

Tax rate was 31.3%, compared to 29.2% in the same period last year, mainly due to unfavorable country mix. In addition, discrete tax items, net, increased the tax rate this year by 1.0%. Discrete tax items were not material last year.

Earnings per share, diluted decreased by $1.13 compared to a year earlier, where the main drivers were $1.70 from lower adjusted operating income* partly mitigated by $0.50 from capacity alignment and $0.08 from financial items.

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	Second quarter
(Dollars in millions)	2022	2021	Change
Trade working capital1)	$1,379	$1,495	(7.8)%
Trade working capital in relation to sales 2)	16.6%	18.5%	(1.9)pp
- Receivables outstanding in relation to sales 3)	21.4%	21.3%	0.1pp
- Inventory outstanding in relation to sales 4)	10.8%	11.1%	(0.3)pp
- Payables outstanding in relation to sales 5)	15.7%	13.9%	1.7pp
Cash & cash equivalents	327	893	(63)%
Gross Debt 6)	1,619	2,075	(22)%
Net Debt 7)	1,318	1,200	9.8%
Capital employed 8)	3,876	3,815	1.6%
Return on capital employed 9)	13.1%	17.7%	(4.5)pp
Total equity	$2,558	$2,615	(2.2)%
Return on total equity 10)	12.1%	16.3%	(4.2)pp
Leverage ratio 11)	1.7	1.1	57%

1) Outstanding receivables and outstanding inventory less outstanding payables. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-U.S. GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. 10) Annualized net income relative to average total equity. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table.

Selected Cash Flow items	Second quarter			First 6 months
(Dollars in millions)	2022	2021	Change	2022	2021	Change
Net income	$79	$105	(24)%	$163	$262	(38)%
Changes in operating working capital	(239)	(125)	92%	(257)	(214)	20%
Depreciation and amortization	90	100	(9.8)%	186	199	(6.5)%
Gain on divestiture of property	-	-	n/a	(80)	-	n/a
Other, net	19	(16)	n/a	7	2	219%
Operating cash flow	$(51)	$63	n/a	$19	$249	(92)%
Capital expenditure, net	(139)	(96)	44%	(156)	(189)	(18)%
Free cash flow1)	$(190)	$(33)	476%	$(137)	$60	n/a
Cash conversion2)	n/a	n/a	n/a	n/a	23%	n/a
Shareholder returns
- Dividends paid	(56)	(54)	3.5%	(112)	(54)	106%
- Share repurchases	(22)	-	n/a	(40)	-	n/a
Cash dividend paid per share	$(0.64)	(0.62)	3.8%	(1.28)	(0.62)	107%
Capital expenditures, net in relation to sales	6.7%	4.8%	1.9pp	3.7%	4.4%	(0.7)pp

1) Operating cash flow less Capital expenditure, net. Non-U.S. GAAP measure. See enclosed reconciliation table. 2) Free cash flow relative to Net income. Non-U.S. GAAP measure. See reconciliation table.

Second quarter 2022 development

Trade working capital* was reduced by $116 million compared to the same period last year, where the main drivers were related to $178 million higher accounts payables, partly offset by $60 million in higher receivables.

Operating cash flow decreased by $114 million to negative $51 million compared to the same period last year, mainly due to unfavorable changes in operating working capital related mainly to sales volatility and timing effects.

Capital expenditure, net increased by $42 million, which mainly reflects investments related to footprint and capacity expansions. Capital expenditure, net in relation to sales was 6.7% vs. 4.8% a year earlier.

Free cash flow* was negative $190 million, compared to negative $33 million a year earlier. The decline was due to the lower operating cash flow and higher capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was not meaningful in the second quarter as free cash flow was negative.

Net debt* was $1,318 million as of June 30, 2022, which was $118 million higher than a year earlier.

Liquidity position. As of June 30, 2022, our cash balance was around $0.3 billion, and including committed, unused loan facilities, our liquidity position was around $1.4 billion.

Leverage ratio*. As of June 30, 2022, the Company had a leverage ratio of 1.7x, compared to 1.1x as of June 30, 2021, as both the net debt* decreased and the 12 months trailing adjusted EBITDA* decreased.

Total equity decreased by $56 million compared to June 30, 2021, mainly due to dividends paid of $222 million, adverse currency translation effects of $176 million and $40 million from share repurchases partly offset by $338 million from net income.

First six months 2022 development

Operating cash flow decreased by $230 million to $19 million compared to the same period last year, mainly due to lower net income and changes in operating working capital.

Capital expenditure, net decreased by $34 million, which mainly reflects $95 million in proceeds from the sale of property, plant and equipment partly offset by increased investments related to footprint and capacity expansions. Capital expenditure, net in relation to sales was 3.7% vs. 4.4% a year earlier.

Free cash flow* was negative $137 million, compared to positive $60 million a year earlier. The decline was due to the lower operating cash flow, partly offset by the property sale in Japan.

Cash conversion* defined as free cash flow* in relation to net income, was not meaningful in the period as free cash flow was negative.

Headcount

	Jun 30	Mar 31	Jun 30
	2022	2022	2021
Headcount	64,700	64,800	64,500
Whereof: Direct headcount in manufacturing	46,500	47,000	46,400
Indirect headcount	18,200	17,800	18,000
Temporary personnel	9.6%	9.4%	9.1%

By June 30, 2022, total headcount increased by 200 compared to a year earlier. The indirect workforce increased by 1.1% while the direct workforce increased	by 0.2%. Compared to March 31, 2022, total headcount decreased by 100, direct workforce decreased by 500 and the indirect workforce increased by 400.

Other Items

•  On May 23, 2022, Autoliv announced the refinancing of its existing $1.1 billion Revolving Credit Facility.

•  On July 11, 2022, Autoliv announced cooperation with POC to study and develop bicycle and e-bike helmets equipped with airbag technology to improve head protection and reduce the consequences of an impact.

•  Under Autoliv’s 2022-2024 stock purchase program, purchases of common stock and SDRs may be made in open market purchases, privately negotiated transactions, block purchase techniques, 10b5-1 trading plans or a combination of the foregoing in accordance with applicable law and the rules and regulations of both the NYSE and Nasdaq Stockholm. During the second quarter 2022, Autoliv repurchased 0.30 million shares of common stock at an average price of $73.68 per share.

Next Report

Autoliv intends to publish the quarterly earnings report for the third quarter of 2022 on Friday, October 21, 2022.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Ekelund

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on July 22, 2022.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by IHS Markit Automotive; Copyright © Light Vehicle Production Forecast, January, April and July 2022. All rights reserved. IHS Markit is a global supplier of independent industry information. The permission to use IHS Markit copyrighted reports, data and information does not constitute an endorsement or approval by IHS Markit of the manner, format, context, content, conclusion, opinion or viewpoint in which IHS Markit reports, data and information or its derivations are used or referenced herein.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions, including inflation; the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations, operating costs, liquidity and competition and on the global economy; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation and distribution delays or interruptions; supply chain disruptions and component shortages specific to the automotive industry or the Company; disruptions and impacts relating to the ongoing war between Russia and Ukraine; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgements or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; our ability to meet our sustainability targets, goals and commitments; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law

Consolidated Statements of Net Income

(Dollars in millions, except per share data, unaudited)	Second quarter		First 6 months		Latest 12	Full Year
	2022	2021	2022	2021	months	2021
Airbag, Steering Wheels and Other1)	$1,336	$1,310	$2,716	$2,773	$5,323	$5,380
Seatbelt products1)	746	712	1,489	1,491	2,848	2,850
Total net sales	$2,081	$2,022	$4,206	$4,265	$8,171	$8,230

Cost of sales	(1,755)	(1,638)	(3,591)	(3,422)	(6,888)	(6,719)
Gross profit	$326	$384	$614	$843	$1,283	$1,511

Selling, general & administrative expenses	(112)	(111)	(227)	(219)	(441)	(432)
Research, development & engineering expenses, net	(112)	(107)	(219)	(213)	(396)	(391)
Amortization of intangibles	(0)	(3)	(2)	(5)	(7)	(10)
Other income (expense), net	22	0	92	(4)	93	(3)
Operating income	$124	$164	$258	$401	$532	$675

Income from equity method investments	1	0	2	2	3	3
Interest income	1	2	2	2	3	4
Interest expense	(13)	(16)	(26)	(32)	(54)	(60)
Other non-operating items, net	5	2	1	(4)	(2)	(7)
Income before income taxes	$117	$152	$237	$370	$481	$614

Income taxes	(38)	(48)	(74)	(108)	(143)	(177)
Net income	$79	$105	$163	$262	$338	$437

Less: Net income attributable to non-controlling interest	0	0	1	1	2	2
Net income attributable to controlling interest	$79	$104	$162	$261	$336	$435

Earnings per share2, 3)	$0.91	$1.19	$1.85	$2.98	$3.84	$4.96

1) Including Corporate and other sales. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from EPS calculation.

Consolidated Balance Sheets

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions, unaudited)	2022	2022	2021	2021	2021
Assets
Cash & cash equivalents	$327	$938	$969	$903	$893
Receivables, net	1,779	1,824	1,699	1,575	1,719
Inventories, net	903	913	777	922	901
Prepaid expenses	195	170	164	242	230
Other current assets	81	79	65	68	60
Total current assets	$3,285	$3,923	$3,675	$3,710	$3,804

Property, plant & equipment, net	1,806	1,853	1,855	1,813	1,833
Operating leases right-of-use assets	120	126	132	123	133
Goodwill	1,373	1,384	1,387	1,389	1,393
Intangible assets, net	6	7	8	9	11
Investments and other non-current assets	439	476	481	467	462
Total assets	$7,030	$7,769	$7,537	$7,511	$7,636

Liabilities and equity
Short-term debt	$559	$347	$346	$364	$363
Accounts payable	1,303	1,385	1,144	1,076	1,125
Accrued expenses	944	1,050	996	1,096	1,066
Operating lease liabilities - current	37	38	38	38	39
Other current liabilities	218	253	297	237	260
Total current liabilities	$3,061	$3,073	$2,821	$2,811	$2,852

Long-term debt	1,060	1,647	1,662	1,687	1,712
Pension liability	155	172	197	231	239
Operating lease liabilities - non-current	83	87	94	85	94
Other non-current liabilities	113	116	115	125	125
Total non-current liabilities	$1,410	$2,022	$2,067	$2,127	$2,170

Total parent shareholders’ equity	2,544	2,659	2,633	2,558	2,600
Non-controlling interest	15	15	15	15	15
Total equity	$2,558	$2,674	$2,648	$2,573	$2,615

Total liabilities and equity	$7,030	$7,769	$7,537	$7,511	$7,636

Consolidated Statements of Cash Flow

	Second quarter		First 6 months		Latest 12	Full Year
(Dollars in millions, unaudited)	2022	2021	2022	2021	months	2021
Net income	$79	$105	$163	$262	$338	$437
Depreciation and amortization	90	100	186	199	381	394
Gain on divestiture of property	-	-	(80)	-	(80)	-
Other, net	19	(16)	7	2	(10)	(15)
Changes in operating working capital, net	(239)	(125)	(257)	(214)	(106)	(63)
Net cash (used in) provided by operating activities	$(51)	$63	$19	$249	$524	$754

Expenditures for property, plant and equipment	(142)	(97)	(254)	(191)	(521)	(458)
Proceeds from sale of property, plant and equipment	3	1	98	1	100	4
Net cash used in investing activities	$(139)	$(96)	$(156)	$(189)	$(420)	$(454)

Net cash before financing1)	$(190)	$(33)	$(137)	$60	$103	$300

Decrease in short term debt	(287)	(338)	(277)	(291)	(272)	(286)
Decrease (increase) long-term debt	(24)	39	(33)	14	(67)	(20)
Dividends paid	(56)	(54)	(112)	(54)	(222)	(165)
Share repurchases	(22)	-	(40)	-	(40)	-
Common stock options exercised	0	2	0	2	1	3
Dividend paid to non-controlling interests	-	-	-	-	(1)	(1)
Net cash used in financing activities	$(388)	$(352)	$(462)	$(329)	$(602)	$(469)

Effect of exchange rate changes on cash	(33)	23	(43)	(16)	(67)	(39)
Decrease in cash and cash equivalents	$(611)	$(361)	$(642)	$(285)	$(566)	$(209)
Cash and cash equivalents at period-start	938	1,254	969	1,178	893	1,178
Cash and cash equivalents at period-end	$327	$893	$327	$893	$327	$969

1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities". See reconciliation table.

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 6 and 7 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Trade Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2022	2022	2021	2021	2021
Receivables, net	$1,779	$1,824	$1,699	$1,575	$1,719
Inventories, net	903	913	777	922	901
Accounts payable	(1,303)	(1,385)	(1,144)	(1,076)	(1,125)
Trade Working capital	$1,379	$1,352	$1,332	$1,421	$1,495

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this non-U.S. GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2022	2022	2021	2021	2021
Short-term debt	$559	$347	$346	$364	$363
Long-term debt	1,060	1,647	1,662	1,687	1,712
Total debt	$1,619	$1,994	$2,008	$2,051	$2,075
Cash & cash equivalents	(327)	(938)	(969)	(903)	(893)
Debt issuance cost/Debt-related derivatives, net	26	1	13	18	18
Net debt	$1,318	$1,057	$1,052	$1,165	$1,200

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2020	2019	2018	2017
Short-term debt	$302	$368	$621	$20
Long-term debt	2,110	1,726	1,609	1,311
Total debt	$2,411	$2,094	$2,230	$1,330
Cash & cash equivalents	(1,178)	(445)	(616)	(960)
Debt issuance cost/Debt-related derivatives, net	(19)	0	5	(3)
Net debt	$1,214	$1,650	$1,619	$368

Leverage ratio

The non-U.S. GAAP measure “net debt” is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. In 2021, EBITDA calculation was redefined to exclude other non-operating items and income from equity method investments. Historic EBITDA and leverage ratio have been recalculated resulting in minor adjustments. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1.0x within a range of 0.5x to 1.5x.

	Jun 30	Dec 31	Jun 30
(Dollars in millions)	2022	2021	2021
Net debt1)	$1,318	$1,052	$1,200
Pension liabilities	155	197	239
Debt per the Policy	$1,473	$1,248	$1,438

Net income2)	$338	$437	$550
Income taxes2)	143	177	247
Interest expense, net2, 3)	51	57	69
Other non-operating items, net2)	2	7	22
Income from equity method investments2)	(3)	(3)	(4)
Depreciation and amortization of intangibles2)	381	394	394
Capacity alignments and antitrust related matters2)	(59)	8	37
EBITDA per the Policy (Adjusted EBITDA)	$854	$1,077	$1,313

Leverage ratio	1.7	1.2	1.1

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income.

Free Cash Flow, Net Cash Before Financing and Cash Conversion

Management uses the non-U.S. GAAP measure “free cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow, see the reconciliation table below. Management uses the non-U.S. GAAP measure “net cash before financing” to analyze and disclose the cash flow generation available for servicing external stakeholders such as shareholders and debt stakeholders. For details on net cash before financing, see the reconciliation table below. Management uses the non-U.S. GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Second quarter		First 6 months		Latest 12	Full Year
(Dollars in millions)	2022	2021	2022	2021	months	2021
Net income	$79	$105	$163	$262	$338	$437
Changes in operating working capital	(239)	(125)	(257)	(214)	(106)	(63)
Depreciation and amortization	90	100	186	199	381	394
Gain on divestiture of property	-	-	(80)	-	(80)	-
Other, net	19	(16)	7	2	(10)	(15)
Operating cash flow	$(51)	$63	$19	$249	$524	$754
Capital expenditure, net	(139)	(96)	(156)	(189)	(420)	(454)
Free cash flow1)	$(190)	$(33)	$(137)	$60	$103	$300
Net cash before financing	$(190)	$(33)	$(137)	$60	$103	$300
Cash conversion2)	n/a	n/a	n/a	23%	31%	69%
1) Operating cash flow less Capital expenditures, net. 2) Free cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2020	2019	20181)	20171)
Net income	$188	$463	$184	$303
Changes in operating assets and liabilities	277	47	(229)	(0)
Depreciation and amortization	371	351	397	426
Goodwill impairment charges	-	-	-	234
Other, net2)	13	(220)	239	(27)
Operating cash flow	$849	$641	$591	$936
EC antitrust payment	-	(203)	-	-
Operating cash flow excl antitrust	$849	$844	$591	$936
Capital expenditure, net	(340)	(476)	(555)	(570)
Free cash flow3)	$509	$165	$36	$366
Free cash flow excl antitrust payment4)	$509	$368	$36	$366
Acquisitions of businesses and other, net	-	-	(73)	(128)
Net cash before financing	$509	$165	$(37)	$239
Cash conversion5)	270%	36%	19%	121%
Cash conversion excl antitrust6)	270%	79%	19%	121%

1) Including Discontinued Operations. 2) Including EC antitrust non-cash provision 2018 and EC antitrust payment 2019. 3) Operating cash flow less Capital expenditure, net. 4) For 2019, Operating cashflow excluding EC antitrust payment less Capital expenditure, net. 5) Free cash flow relative to Net income. 6) For 2019, Free cash flow excluding EC antitrust payment relative to Net income.

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items.

The following table reconciles Income before income taxes, Net income attributable to controlling interest, capital employed, which are inputs utilized to calculate Return on Capital Employed (“ROCE”), adjusted ROCE and Return on Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. The Company’s management believes that ROE is a useful indicator of how well management creates value for its shareholders through its operating activities and its capital management.

Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Second quarter 2022			Second quarter 2021
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$124	$0	$124	$164	$1	$166
Operating margin	6.0%	0.0%	6.0%	8.1%	0.1%	8.2%
Income before taxes	117	0	117	152	1	154
Net income attributable to controlling interest	79	0	79	104	1	105
Return on capital employed2)	13.1%	0.1%	13.3%	17.7%	0.1%	17.8%
Return on total equity3)	12.1%	0.1%	12.3%	16.3%	0.2%	16.5%
Earnings per share4, 5)	$0.91	$(0.00)	$0.90	$1.19	$0.01	$1.20

1) Costs for capacity alignment. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution when applicable and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	First 6 months 2022			First 6 months 2021
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$258	$(66)	$192	$401	$1	$403
Operating margin	6.1%	(1.6)%	4.6%	9.4%	0.0%	9.4%
Income before taxes	237	(66)	170	370	1	371
Net income attributable to controlling interest	162	(43)	119	261	1	262
Capital employed	3,876	(43)	3,833	3,815	1	3,816
Return on capital employed2)	13.8%	(3.4)%	10.4%	21.8%	0.1%	21.9%
Return on total equity3)	12.4%	(3.2)%	9.2%	20.8%	0.1%	20.9%
Earnings per share4, 5)	1.85	(0.49)	1.36	2.98	0.01	2.99

1) Costs for capacity alignment. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution when applicable and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Latest 12 months			Full year 2021
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$532	$(59)	$472	$675	$8	$683
Operating margin	6.5%	(0.7)%	5.8%	8.2%	0.1%	8.3%
1) Costs for capacity alignment.

	Full year 2020			Full year 2019
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$382	$99	$482	$726	$49	$774
Operating margin	5.1%	1.4%	6.5%	8.5%	0.6%	9.1%
1) Costs for capacity alignment and antitrust related matters.

	Full year 2018			Full year 2017
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$686	$222	$908	$860	$40	$899
Operating margin	7.9%	2.6%	10.5%	10.6%	0.5%	11.1%
1) Costs for capacity alignment, antitrust related matters and separation of our business segments

Items included in non-U.S. GAAP adjustments	Second quarter 2022		Second quarter 2021
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignment	$0	$0.00	$1	0.02
Total adjustments to operating income	$0	$0.00	$1	$0.02
Tax on non-U.S. GAAP adjustments1)	0	0.00	0.00	0.00
Total adjustments to net income	$0	0.00	$1	$0.01

Average number of shares outstanding - diluted2)		87.6		87.6

Annualized adjustment on return on capital employed	0		6
Adjustment on return on capital employed	0.1%		0.1%

Annualized adjustment on Return on total equity	$1		$6
Adjustment on return on total equity	0.1%		0.2%
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Items included in non-U.S. GAAP adjustments	First 6 months 2022		First 6 months 2021
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignment	$(66)	(0.76)	$1	$0.02
Total adjustments to operating income	$(66)	$(0.76)	$1	$0.02
Tax on non-U.S. GAAP adjustments1)	23	0.27	0	0
Total adjustments to net income	$(43)	(0.49)	$1	$0.01

Average number of shares outstanding - diluted2)		87.6		87.6

Annualized adjustment on Return on capital employed	(132)		3
Adjustment on return on capital employed	(3.4)%		0.1%

Annualized adjustment on Return on total equity	$(86)		$3
Adjustment on return on total equity	(3.2)%		0.1%
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Multi-year Summary
Continuing Operations unless noted

(Dollars in millions, unaudited)	2021	2020	2019	2018	2017
Sales and Income
Net sales	$8,230	$7,447	$8,548	$8,678	$8,137
Airbag sales1)	5,380	4,824	5,676	5,699	5,342
Seatbelt sales	2,850	2,623	2,871	2,980	2,794
Operating income	675	382	726	686	860
Net income attributable to controlling interest	435	187	462	376	586
Earnings per share (US$) – basic2)	4.97	2.14	5.29	4.32	6.70
Earnings per share (US$) – assuming dilution2, 3)	4.96	2.14	5.29	4.31	6.68
Gross margin4)	18.4%	16.7%	18.5%	19.7%	20.6%
R,D&E net in relation to sales	(4.7)%	(5.0)%	(4.7)%	(4.8)%	(4.6)%
S,G&A in relation to sales	(5.3)%	(5.2)%	(4.7)%	(4.5)%	(5.0)%
Operating margin5)	8.2%	5.1%	8.5%	7.9%	10.6%
Adjusted operating margin6, 7)	8.3%	6.5%	9.1%	10.5%	11.1%
Balance Sheet
Trade working capital8)	1,332	1,366	1,417	1,396	1,444
Trade working capital in relation to sales9)	15.7%	13.6%	16.2%	15.9%	16.7%
Receivables outstanding in relation to sales10)	20.0%	18.1%	18.6%	19.0%	19.6%
Inventory outstanding in relation to sales11)	9.2%	7.9%	8.5%	8.6%	8.2%
Payables outstanding in relation to sales12)	13.5%	12.5%	10.8%	11.7%	11.1%
Total equity	2,648	2,423	2,122	1,897	4,169
Total parent shareholders’ equity per share (US$)	30.10	27.56	24.19	21.63	46.38
Current assets excluding cash	2,705	3,091	2,557	2,670	2,598
Property, plant and equipment, net	1,855	1,869	1,816	1,690	1,609
Intangible assets (primarily goodwill)	1,395	1,412	1,410	1,423	1,440
Capital employed	3,700	3,637	3,772	3,516	4,538
Net debt7)	1,052	1,214	1,650	1,619	368
Total assets	7,537	8,157	6,771	6,722	6,947
Long-term debt	1,662	2,110	1,726	1,609	1,311
Return on capital employed13, 14)	18%	10%	20%	17%	n/a
Return on total equity14, 15)	17%	9%	23%	13%	n/a
Total equity ratio	35%	30%	31%	28%	49%
Cash flow and other data
Operating Cash flow16)	754	849	641	591	936
Depreciation and amortization16)	394	371	351	397	426
Capital expenditures, net16)	454	340	476	555	570
Capital expenditures, net in relation to sales16)	5.5%	4.6%	5.6%	5.7%	5.5%
Free Cash flow7, 16, 17)	300	509	165	36	366
Cash conversion7, 16, 18)	68.6%	270%	35.6%	19.5%	121%
Direct shareholder return16, 19)	165	54	217	214	366
Cash dividends paid per share (US$)	1.88	0.62	2.48	2.46	2.38
Number of shares outstanding (millions)20)	87.5	87.4	87.2	87.1	87.0
Number of employees, December 31	55,900	61,000	58,900	57,700	56,700

1) Including steering wheels, inflators and initiators. 2) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 3) Assuming dilution and net of treasury shares. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 7) Non-US GAAP measure, for reconciliation see tables above. 8) Outstanding receivables and outstanding inventory less outstanding payables. 9) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 10) Outstanding receivables relative to annualized fourth quarter sales. 11) Outstanding inventory relative to annualized fourth quarter sales. 12) Outstanding payables relative to annualized fourth quarter sales. 13) Operating income and income from equity method investments, relative to average capital employed. 14) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 15) Income relative to average total equity. 16) Including Discontinued Operations in 2017 and 2018. 17) Operating cash flow less Capital expenditures, net. 18) Free cash flow relative to Net income. 19) Dividends paid and Shares repurchased. 20) At year end, excluding dilution and net of treasury shares.